Exhibit 10.16

CONSULTING AGREEMENT

Subject to approval by ContextLogic Inc.’s Board of Directors (the “Board”) or a committee of the Board, this Consulting Agreement (the “Agreement”) is entered into as of February 4, 2022 (the “Effective Date”) between Jacqueline D. Reses (“Consultant”) and ContextLogic Inc., a Delaware corporation with its principal place of business at One Sansome Street, 33rd Floor, San Francisco, CA 94104 (the “Company”). The Company and Consultant are each a “Party” and collectively the “Parties” to this Agreement. The Consultant and Company agree as follows:

1.Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the Services (as defined in Exhibit A, the Statement of Work, which shall serve as a template for additional Statements of Work in accordance with and on the schedule specified in Exhibit A, attached hereto and incorporated by reference). Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to the Services will be performed by and only by Consultant. Consultant agrees that Consultant will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2.Ownership; Rights; Confidential Information; Third Party Software.

a.Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the Term of this Agreement (as defined below) that relate to the subject matter of or arise out of or in connection with the Services or any Confidential Information (as defined below) (collectively, “Inventions”).  Consultant hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B).  Consultant shall assist the Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned.  Consultant hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

b.Consultant agrees that all Inventions and all other business, technical, trade secret and financial information (including, without limitation, the identity of and information relating to customers, employees, or Company intellectual property) developed, accessed, learned or obtained by or for or on behalf of Consultant during the Term that relate to the Company or the business or demonstrably anticipated business of Company or in connection with the Services, or that are received by or for Company in confidence, constitute “Confidential Information.”  Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Confidential Information. Consultant agrees to: (i) use and process the Confidential Information only for the purpose of performing its obligations hereunder, in accordance with Company’s written instructions, and Company’s privacy policies, and for no other purpose; and (ii) secure, protect and maintain the confidentiality of the Confidential Information using at least as great a degree of care as it uses to maintain the confidentiality of its own most confidential information, but in no event less than reasonable care.  Consultant shall implement and maintain reasonable and appropriate administrative, physical, and technical safeguards designed to protect the security, confidentiality, accessibility and integrity of all Confidential Information.  Consultant shall not reproduce Confidential Information except as necessary in furtherance of the purpose of this Agreement. Consultant shall not sell, transfer, publish, disclose, or otherwise use or make available any portion of the Confidential Information to any third party, except to those of Consultant’s directors, officers, employees, or attorneys, in each case that have a need-to-know the same in furtherance of the purposes of this Agreement. Consultant shall  comply with all applicable privacy and data security laws, rules, regulations, third party terms and policies, and industry standard guidelines, (collectively, “Data Protection Laws”), and not cause Company to violate any Data Protection Laws.

c.Consultant will: (a) promptly notify Company in writing if it receives any requests or inquiries relating to its processing of  Confidential Information or if it believes Company’s instructions may violate Data Protection Laws or Company’s privacy policies; (b) provide Company with all assistance necessary to provide proper notice and secure all necessary rights, consents, and permissions and a lawful basis for the processing of Confidential Information as contemplated under this Agreement; and (c) provide Company with all assistance necessary for  Company  to fulfill its obligations under Data Protection Laws. Consultant shall cooperate in good faith to enter into additional or modified contract terms to address any Data Protection Laws or modifications, amendments, or updates thereto.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily, lawfully and publicly available without restriction through no fault of Consultant.  Upon termination or as otherwise requested by Company, Consultant will promptly provide to Company all items and copies containing or embodying Confidential Information, except that Consultant may keep its personal copies of its compensation records and this Agreement, provided that Consultant keeps this Agreement confidential except as required by applicable law.  Consultant also recognizes and agrees that Consultant does not have any expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

d.The foregoing shall not prohibit any Party from disclosing information if compelled to do so by valid subpoena or regulatory process provided that the disclosing Party shall first provide the other Party with reasonable written notice thereof prior to such disclosure and an opportunity to defend against disclosure. In addition, neither Party shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other legal proceeding, if such filing is made under seal.  Further, neither Party shall be prohibited from reporting suspected violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

e.If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, transferable, sublicensable (through multiple tiers) right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

f.As used herein, the term “Third Party Software” shall mean any software that is not owned or proprietary to Consultant.  Consultant shall not incorporate into or use Third Party Software in its work or the deliverables unless Consultant has notified Company and either: (i) Consultant has obtained sufficient permissions or licenses such that Company may use such Third Party Software without violating any third party rights or licenses or (ii) Company approves the use or incorporation of such Third Party Software in a writing signed by Company.  Consultant shall not incorporate into or use open source software in Consultant’s work or the deliverables unless Consultant has notified Company and Company approves the use or incorporation in a writing signed by Company.

3.Anti-Corruption Representations and Warranties.

a.Consultant and all persons employed or acting on Consultant’s behalf (including employees, directors, agents, contractors, or approved subcontractors) will not directly or indirectly:

i.

give, offer, or promise anything of value (including money, services, contributions, fees, gifts, bribes, rebates, samples, payoffs, travel expenses, entertainment, influence payments, kickbacks, commissions, or any other thing of value, regardless of form) to any person or intermediary to secure a commercial advantage, to obtain or retain business, or to direct business to or away from any person/entity;

ii.

accept, receive or agree to accept or receive anything of value (including money, services, contributions, fees, gifts, bribes, rebates, samples, payoffs, travel expenses, entertainment, influence payments, kickbacks, commissions, or any other thing of value, regardless of form) from any person or intermediary to secure a commercial advantage, to obtain or retain business, or to direct business to or away from any person/entity; or

iii.	provide any facilitating, expediting, or grease payment(s) to expedite or secure the performance of a routine government action.

b.Recordkeeping.  Consultant shall, at Consultant’s own cost, maintain adequate and accurate books and records that in reasonable detail accurately and fairly reflect transactions and asset disposals with respect to Consultant performance of its obligations under the Agreement with  Company.

4.Additional Warranties and Other Obligations.  Consultant represents, warrants and covenants that:  (i) the Services will be performed in a professional manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work and deliverables under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity; (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein; (iv) Consultant shall comply with all applicable laws, rules and regulations and Company safety, security and any other rules and policies in the course of performing the Services; and (v) if the provision of the Services requires any licenses or permits, Consultant has obtained all such licenses and permits and all such licenses and permits is in full force and effect.

5.Term and Termination.

a.This Agreement shall commence on the Effective Date and will terminate on May 16, 2023 unless otherwise agreed to by the Parties in writing.

b.Either Party may terminate this Agreement or any individual Statement of Work with cause at any time upon: (i) a breach or default of any material obligation under this Agreement, which is not cured within fifteen (15) calendar days after written notice of such breach or default, provided, however, that if the obligation is of a nature that is not capable of being cured within fifteen (15) calendar days, then the defaulting Party must have commenced efforts to cure the default within fifteen (15) calendar days after written notice and must diligently pursue completion of the cure; or (ii) the filing of any bankruptcy or similar petition (whether voluntary or involuntary) by or against the other Party which is not dismissed or removed within thirty (30) calendar days after written notice. The Parties agree that this Agreement may be terminated separately from any individual Statement of Work. Upon termination of this Agreement, any outstanding Statement of Work will remain in effect until terminated.

c.The Parties further agree that Consultant may terminate this Agreement or any individual Statement of Work without cause by providing sixty (60) calendar days advance written notice to the Company.

6.Relationship of the Parties; Independent Contractor; No Employee Benefits.  Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement.  Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.  Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply, at Consultant’s expense, with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

7.Assignment.  Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the prior written consent of Company.  Any attempt to do so shall be void.  Company may fully assign and transfer this Agreement in whole or part.

8.Notice.  All notices under this Agreement shall be in writing and addressed to the Party to be notified at its address set forth below, or as may be later designated in writing.  Notices shall be effective: (i) 24 hours after telefax or other similar electronic method, (ii) 72 hours after deposit in the United States mail, certified, return receipt requested and postage prepaid, or (iii) immediately upon personal delivery.  Notice in any other manner shall be effective upon receipt.

9.Miscellaneous.  Any breach of Sections 2, 3 or 5 of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either Party to enforce any right, power or privilege under this Agreement at any time for any period shall not be construed as a waiver of such rights.  No changes, additions, modifications or waivers to this Agreement will be effective unless in writing and signed by both Parties.  In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the remaining provisions of this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover its costs and attorneys’ fees.  Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of Parties and their permitted heirs, successors, executors, and permitted assigns.  This Agreement may not be assigned by Consultant to any other person without the prior written consent of Company. Consultant further agrees to never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

10.Arbitration of Disputes.  The Parties mutually consent to the resolution by binding arbitration of all claims (common law or statutory) or disputes relating to the subject matter of  this Agreement in San Francisco, California, in English, in accordance with the Streamlined Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. ("JAMS") then in effect, by one commercial arbitrator with substantial experience in resolving intellectual property and commercial contract disputes, who shall be selected from the appropriate list of JAMS arbitrators in accordance with such Rules. The arbitration proceedings and award shall remain confidential.  Judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this arbitration agreement.  Consultant waives the right to initiate, participate in, or recover through, any class or collective action.  To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted.   THE PARTIES ACKNOWLEDGE THAT EACH IS, OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVING, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL, THE CONSTITUTIONAL RIGHT TO TRIAL BY JURY IN THE EVENT OF A CLAIM OR LITIGATION REGARDING THE INTERPRETATION, PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT. Notwithstanding the foregoing obligation to arbitrate disputes, Company shall have the right to pursue injunctive or other equitable relief at any time, from any court of competent jurisdiction. This arbitration agreement shall remain in effect notwithstanding the termination of this Agreement.

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ContextLogic Inc.	Consultant:
By: /s/ Tanzeen Syed	By: /s/ Jacqueline Reses
Name: Tanzeen Syed	Name: Jacqueline D. Reses
Title: Lead Independent Director	Title: Consultant
Date: 2/9/2022	Date: 2/8/2022
Address: 1 Sansome St; 33rd Floor, San Francisco, California 94104 Copy to: Legal Department at same address

EXHIBIT A

STATEMENT OF WORK

This Statement of Work #1 (“SOW #1”) with an effective date of February 4, 2022 (“SOW Effective Date”) is governed by the terms of the Consulting Agreement (the “Agreement”) by and between Jacqueline D. Reses (“Consultant”) and ContextLogic Inc., a Delaware corporation with a principal place of business located at One Sansome Street, 33rd Floor, San Francisco, CA 94104  (“Company”).

SERVICES: Consultant shall provide the following services to Company:

●	Serve as a senior advisor to Company’s Board of Directors and CEO
●	Continue working with the Company to build out a world class executive team and HR/recruiting organization
●	Advise on expanding the Wish platform into the consumer financial services industry
●	Other special projects as agreed upon by the Parties

HOURS/WORK SCHEDULE: Consultant agrees to provide the Services to the Company for approximately ten (10) hours per week, with the understanding that Consultant may provide more or fewer hours during certain weeks.

TERM: The Term of this SOW #1 will commence on the SOW Effective Date and expire on May 16, 2023 (“Term”).

PAYMENT: Subject to approval by the Company’s Board of Directors or a committee of the Board of Directors, Consultant will receive the following consideration in exchange for providing the Services set forth in this SOW #1: during the Term, continued vesting of the following two awards of restricted stock units (“RSUs”) awarded to Consultant in her May 11, 2021 Offer Letter with the Company (the “Offer Letter”), which is attached hereto as Exhibit C, and that commenced the vesting period on May 11, 2021:

●	828,500 restricted stock units of Class A Common Stock (the “Time-Based RSUs”);
●	828,500 restricted stock units of Class A Common Stock (the “Updated Performance-Based RSU[1]s”).

In addition to the continued vesting during the Term, as outlined above, within 30 days of the conclusion of the Term, the Company will accelerate any RSUs that are unvested as of May 16, 2023.

[1]	The original terms of the PSUs would be modified to eliminate the Stock Price Multiple Condition by approval of the Compensation Committee.

Both the Time-Based RSUs and Performance-Based RSUs will continue to be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”), as amended, the Notice of Performance-Based Restricted Stock Unit Award, the applicable Restricted Stock Unit Agreement and the Offer Letter. Consultant will be considered a Service Provider under the Plan.

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By signing below, the Parties hereto, each acting under due and proper authority agree to make this Statement of Work a part of the Agreement between the Parties.

ContextLogic Inc.      Consultant

By: /s/ Tanzeen Syed	By: /s/ Jacqueline Reses
Name: Tanzeen Syed	Name: Jacqueline D. Reses
Title: Lead Independent Director	Title: Consultant
Date: 2/9/2022	Date: 2/8/2022
Address: 1 Sansome St; 33rd Floor, San Francisco, California 94104 Copy to: Legal Department at same address

EXHIBIT B

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

(Offer Letter)